Exhibit 99.1

DIGITAL ALLY, INC ANNOUNCES THIRD QUARTER 2021 OPERATING RESULTS

Third Quarter 2021 Revenues Improve 29% Compared to 2020

LENEXA, Kansas (November 19, 2021) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures, and markets advanced video recording products and other critical safety products for law enforcement, emergency management, fleet safety and event security, announced its third quarter 2021 operating results. An investor conference call is scheduled for 11:15 a.m. EDT on Wednesday, November 17, 2021 to discuss its operating results, the recent acquisition of TicketSmarter, and the formation of Digital Ally Healthcare (see details below).

Highlights for the third quarter ended September 30, 2021

●	Total revenues increased 29% in the third quarter 2021 to $4,639,822 from $3,588,640 in the comparable 2020 period. The primary reason for the overall revenue increase is an improvement of $2,653,307 (421%), in service and other revenues from 2020 levels. Service and other revenues experienced a significant increase during the three months ended September 30, 2021 in comparison to the same period in 2020, due to revenues generated by the Company’s recent acquisitions and increased service revenues through the Company’s legacy business. As the impacts of the COVID-19 pandemic slowly diminish, and travel restrictions begin to ease, the Company is experiencing a return to normalcy for many of our commercial customers, in particular the cruise ship industry. Additionally, the restoration of public events has begun, although slower than anticipated, thus adversely affecting our installation and situational security revenues. Lastly, the Company’s subscription plan model continues to gain traction in the marketplace, resulting in the Company building and recognizing its recurring revenues.

●	On September 1, 2021, the Company formed a wholly-owned subsidiary, TicketSmarter, Inc., through which the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter, are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its TicketSmarter.com platform. This acquisition generated additional revenues for the month of September 2021 totaling $2,050,679 in service and other revenues for the three months ended September 30, 2021. The Company expects to see further increases in revenues for the remainder of 2021 and beyond attributable to TicketSmarter, as it had a substantial impact on the Company’s third quarter results after just one month of operations subsequent to its acquisition. The Company is also seeking additional acquisitions that would complement our TicketSmarter Acquisition.

●	On August 31, 2021, the Company’s wholly-owned subsidiary, Digital Ally Healthcare, LLC, through its majority owned subsidiary, Nobility Healthcare, LLC, completed the acquisition of 100% of the capital stock of a private medical billing company. This acquisition further enhanced the Company’s Digital Ally Healthcare Venture, which provides leading-edge revenue cycle management solutions to medium to large healthcare organizations throughout the country. This acquisition, along with the acquisition that was previously completed on June 30, 2021, generated additional revenues of $560,484 in service and other revenues for the three months ended September 30, 2021. The Company expects to see further increases in revenues for the remainder of 2021 and beyond attributable to Nobility Healthcare, as it had a sizeable impact on the Company’s third quarter results.

Our healthcare venture is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell because they want to retire or exit the business for other pursuits. The medical billing market is quite fragmented with the largest companies having less than an estimated 5% of the total market. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our healthcare venture to continue its track record of providing superior medical billing services and practice management services, as well as executing a profitable roll-up strategy,

●	The Company launched its line of Shield™ health protection products in 2020 which continues to have positive effects on revenues in 2021. ShieldTM products includes: (1) Shield Cleansers, a highly effective, yet safe, line of cleansers and a disinfectant/sanitizer that has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19; (2) ThermoVu® non-contact thermometer/controlled-entry device; (3) an electrostatic sprayer for fast and efficient disinfecting of large areas; (4) a variety of personal protective equipment including face masks, gloves and sanitizer wipes. We expect continued revenues from these new product lines in future quarters as the economy continues to battle uncertainties surrounding the COVID-19 pandemic and other health threats. These branded products are being offered to our first responder customers including police, fire, and paramedics. Commercial customers such as schools, cruise lines, taxicab, and para transit are natural users for the products as well, which the Company is actively pursuing.

●	Our overall gross margin percentage decreased to 30% in the third quarter 2021 compared to 36% in 2020. The decrease is largely due in part to the expanded services and other revenue offerings through the completed acquisitions during the quarter, as these service offerings run at smaller margins than we historically operate within. Additionally, a decline in revenues for our higher margin items such as, the EVO-HD in-car system, camera service sales, ThermoVu® and Shield™ product sales during the quarter gave way to the decrease in gross margins. Our goal continues to be to improve our margins over the long term based on the expected margins of our EVO-HD, DVM-800, VuLink®, FirstVu HD, ThermoVu®, ShieldTM disinfectants, and cloud evidence storage and management offering as they gain traction in the marketplace, along with increased margins for service revenues through our acquisitions; however, still subject to a normalizing economy in the wake of the COVID-19 pandemic.

●	Selling, general and administrative expenses were $4,999,543 and $3,066,605 for the third quarter 2021 and 2020, respectively, an increase of $1,932,938 (63%). The increase was largely due in part to the increased expenses associated with three new subsidiary companies for the three months ended September 30, 2021, that were not applicable for the same period in 2020. Additionally, the increase is attributable to a large increase in insurance premiums for general liability and related coverages that are generally due to the impact of COVID-19 on such coverages, an increase in travel expenses as COVID-19 restrictions begin to ease, an increase in promotional and advertising expenses, and an increase in legal and acquisition-related expenses. The Company expects the increased selling, general, and administrative expenses to continue in future periods, as the Company continues to operate its new subsidiary companies.

●	During the first quarter of 2021, the Company issued detachable warrants to purchase a total of 42,550,000 shares of Common Stock in association with the two underwritten public offerings previously disclosed. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company is required to treat these warrants as derivative liabilities which are valued at their estimated fair value at their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value from June 30, 2021 to September 30, 2021 totalled $11,585,204 which was recognized as a gain in the third quarter of 2021.

●	The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where we have offices, employees, customers, vendors and other suppliers and business partners. Like most US-based businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. During 2020, and continuing into the first quarter of 2021, the Company observed decreases in demand from certain customers, including primarily our law enforcement and commercial customers, along with supply chain disruptions resulting from the COVID-19 pandemic and other drivers. However, the Company is beginning to experience an increase in demand for certain products and services during the three months ended September 30, 2021, compared to the same period in 2020. The Company continues to monitor the implications of the COVID-19 pandemic and is assessing management decisions accordingly.

Recent Developments

New Product Announcements. On October 13, 2021, the Company announced the release of its next-generation body-worn camera, the FirstVu II, and its most advanced body camera docking station, QuickVu. The FirstVu II is a light weight, one-piece device that can be applied in law enforcement, private and event security and commercial segments. The device pushes the limit on versatility such that it may be mounted on a tripod, mounted inside a vehicle as well as continued use as a body camera. The Company is offering the FirstVu II through its highly popular subscription payment model. Additionally, QuickVu provides a comprehensive and elegant solution for charging and offloading video evidence to the highly secured EVO Web cloud solution hosted on the Amazon Web Services GovCloud platform.

Letter of Intent to acquire a Medical Billing Company. On November 10, 2021, the Company’s healthcare subsidiary entered a letter of intent to acquire certain assets of a medical billing company located in the Southwest for a total purchase price of $340,000 (the “Target”). The purchase price includes $235,000 in cash at closing and a $105,000 contingent consideration promissory note bearing interest at 3% per annum subject to adjustment based on revenues achieved over an approximate 18-month period after closing. The letter of intent is subject to satisfactory completion of due diligence as well as a satisfactory review of legal, financial, tax and other matters concerning the Target’s business. The letter of intent is also not binding until the parties mutually agree to the terms of the underlying definitive agreements including the receipt of all approvals and consents considered necessary by both parties. The parties are currently negotiating the final definitive agreements and anticipate a closing date on or around November 30, 2021. However, there can be no assurances that the parties will complete the acquisition of the Target and on what terms will be included in the final definitive agreements.

Special Meeting of Stockholders. On October 22, 2021, the Company announced a Special Meeting of Stockholders to be held on Monday, December 13, 2021. The purpose of the Special Meeting is to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our capital stock that we may issue from 100,000,000 shares to 300,000,000 shares, of which all 300,000,000 shares shall be classified as common stock, par value $0.001 per share. The ability to issue common stock in connection with financings and acquisitions is critical to the Company’s business plan and strategic future especially in light of the substantial improvement in our operations in the third quarter 2021 resulting from our recent acquisitions. Many potential acquisition candidates will require the issuance of our common stock as part of the consideration paid for the acquisition. Therefore, the Company is holding this special meeting in order to provide stockholders with an opportunity to authorize an increase in the shares of our common stock that the Company may issue in the future.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 29% increase in total revenues for the third quarter of 2021 as compared to 2020. Importantly, we were able to report improvements in revenue and net income margin regardless of the challenges to our legacy business caused by the COVID-19 pandemic during 2021 and 2020. Additionally, we are happy to report our earnings per share of $0.16 for the three months ended September 30, 2021, a great improvement in comparison to the third quarter of 2020. We continue to stand behind our decision to be proactive during the COVID-19 pandemic and to use our legacy distribution network to expand our product offerings to include the ThermoVu® and ShieldTM lines. This decision has helped us weather the COVID storm and has helped us continue to generate revenues and opportunities during the third quarter of 2021 beyond our historical product line. We’re confident further expansion of the ThermoVu® and ShieldTM product lines to include complementary products, services, and other offerings will achieve similar market acceptance. Additionally, we refuse to stand still regarding our legacy product lines, as we were very excited to announce our FirstVu II and QuickVu docking stations in mid-October; which are already eliciting immediate interest and excitement in the marketplace.”

Added Ross: “We are excited about another addition to the Digital Ally Healthcare venture, as Nobility Healthcare, LLC completed its second acquisition on August 31, 2021, and is continuing actively to pursue other acquisitions to complete during the fourth quarter. The second acquisition of a medical billing company demonstrates our roll-up strategy is attractive to potential targets. We look forward to seeing the growth potential of this venture come to fruition and continue for the remainder of 2021 and beyond. Additionally, we are very thrilled to add TicketSmarter to our growing holdings of solid earnings and growth-potential businesses, as we believe the TicketSmarter Acquisition will be accretive to earnings immediately, which was clearly indicated by the earnings provided by TicketSmarter in just one month of results. We are very excited to see the results of our operations moving forward, as we will see a full quarter of results from these acquisitions and begin to expand and grow their operations. We believe shareholders will benefit from its long-term value based on the attractive price the Company paid, in comparison to the multiples commanded by similar public companies. We continue to have substantial liquid resources available to us that will enable us to pursue organic expansion of our legacy business as well as potential acquisitions. As discussed, we have already put these resources to work and plan to continue pursuing and reviewing several opportunities; however, we are proceeding cautiously given the current environment and future uncertainties. We will inform our investors as we attempt to take advantage of new business opportunities and to expand our existing business lines to benefit the Company and its shareholders for 2021 and beyond.”

Third Quarter 2021 Operating Results

For the third quarter 2021, our total revenue increased by 29% to $4,639,822, compared with revenue of $3,588,640 for the third quarter 2020.

Gross profit increased 15% to $1,400,570 for the third quarter 2021 versus $1,222,648 in 2020. Our gross profit increase is commensurate with the increase in product and service revenues during the three months ended September 30, 2021 compared to the same period in 2020.

Selling, General and Administrative (“SG&A”) expenses increased approximately 63% to $4,999,543 in the third quarter 2021 versus $3,066,605 in 2020. The increase was attributable to a large increase in insurance premiums for general liability and related coverages that are generally due to the impact of COVID-19 on such coverages, an increase in travel expenses as COVID-19 restrictions begin to ease, an increase in promotional and advertising expenses, an increase in legal and acquisition-related expenses, along with an increase in expenses from three new subsidiary companies for the quarter ended September 30, 2021, that were not applicable for the same period in 2020.

We reported an operating loss of $3,598,973 for the third quarter 2021, compared to an operating loss of $1,843,957 in 2020. Operating loss as a percentage of revenues worsened to 77% in the three months ended September 30, 2021 from 51% in the same period in 2020.

During the first quarter of 2021, the Company issued detachable warrants to purchase a total of 42,550,000 shares of Common Stock in association with the two underwritten public offerings previously described. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company is required to treat these warrants as derivative liabilities which are valued at their estimated fair value at their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. The change in fair value from June 30, 2021 to September 30, 2021 totaled $11,585,204 which was recognized as a gain in the third quarter of 2021.

We reported a net income of $8,068,799, or $0.16 per share, in the third quarter ended September 30, 2021 compared to a prior-year net income of $527,442 or $0.02 per share. No income tax provision or benefit was recorded in the either 2021 or 2020 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Wednesday, November 17, 2021, to discuss its operating results for the third quarter 2021, developments related to its recent acquisitions, legacy business, disinfectant and safety products, the impact of the COVID-19 pandemic and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 9338026 a few minutes before 11:15 a.m. EDT on Wednesday, November 17, 2021.

A replay of the conference call will be available two hours after its completion, from November 17, 2021 until 11:59 p.m. on January 17, 2021 by dialing 855-859-2056 and entering the conference ID # 9338026.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to successfully identify and execute on opportunities to expand its current business lines and/or new acquisition targets and that it will be successful in integrating such new businesses in order to generate profits for the Company; whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; our inability to predict or measure supply chain disruptions resulting from the COVID-19 pandemic and other drivers: whether it will be able to resolve its liquidity and operational issues given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectant/sanitizer and temperature screening products, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will continue to experience declines in legal expenses as a result of concluding its patent litigation; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of competitors and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Annual Report on Form 10-Q for the three months ended September 30, 2021 and in its annual report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”).

For Additional Information, Please Contact:

Stanton E. Ross, CEO

Thomas J. Heckman, CFO

(913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2021 AND DECEMBER 31, 2020

	September 30, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$40,743,057	$4,361,758
Restricted cash	500,000	—
Accounts receivable-trade, less allowance for doubtful accounts of $123,751 and $123,224 – September 30, 2021 and December 31, 2020, respectively	2,356,411	1,705,461
Other Receivables	1,621,053	1,529,920
Inventories, net	11,611,249	8,202,274
Prepaid expenses and other current assets	9,306,660	2,030,693

Total current assets	66,138,430	17,830,106

Property, plant and equipment, net	6,068,255	666,800
Goodwill and other intangible assets, net	16,454,947	392,564
Operating lease right of use assets, net	1,109,463	753,175
Other assets	2,121,157	1,154,882

Total assets	$91,892,252	$20,797,527

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,710,765	$1,144,676
Accrued expenses	1,218,958	796,094
Current portion of operating lease obligations	384,222	113,484
Contract liabilities – current	1,630,529	1,647,469
Debt obligations – current portion	4,547,421	11,727
Warrant derivative liabilities	17,942,020	—
Income taxes payable	1,827	7,158

Total current liabilities	31,435,742	3,720,608

Long-term liabilities:
Debt obligations – long term	846,979	148,273
Operating lease obligation, long term	795,704	723,272
Contract liabilities – long term	2,575,786	1,848,869

Total liabilities	35,654,211	6,441,022

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized; shares issued: 51,702,947 – September 30, 2021 and 26,834,709 – December 31, 2020	52,703	26,835
Additional paid in capital	123,938,757	106,501,396
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Noncontrolling interest in consolidated subsidiary	(19,863)	—
Accumulated deficit	(65,606,330)	(90,014,500)

Total stockholders’ equity	56,238,041	14,356,505

Total liabilities and stockholders’ equity	$91,892,252	$20,797,527

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

SEPTEMBER 30, 2021 AND 2020

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue:
Product	$1,356,454	$2,958,579	$4,988,364	$5,778,695
Service and other	3,283,368	630,061	4,680,959	1,967,881

Total revenue	4,639,822	3,588,640	9,669,323	7,746,576

Cost of revenue:
Product	1,197,217	2,177,676	3,776,185	4,332,450
Service and other	2,042,035	188,316	2,419,884	533,690

Total cost of revenue	3,239,252	2,365,992	6,196,069	4,866,140

Gross profit	1,400,570	1,222,648	3,473,254	2,880,436

Selling, general and administrative expenses:
Research and development expense	492,221	405,083	1,402,185	1,250,528
Selling, advertising and promotional expense	1,511,682	789,854	2,978,620	1,958,884
General and administrative expense	2,995,640	1,871,668	8,174,002	5,585,500

Total selling, general and administrative expenses	4,999,543	3,066,605	12,554,807	8,794,912

Operating loss	(3,598,973)	(1,843,957)	(9,081,553)	(5,914,476)

Other income (expense):
Interest income	90,036	11,339	222,497	33,208
Interest expense	(5,675)	(4,940)	(8,466)	(338,136)
Secured convertible notes issuance expense	—	—	—	(34,906)
Gain on extinguishment of debt	—	—	10,000	—
Change in fair value of secured convertible notes	—	—	—	(1,300,252)
Change in fair value of proceeds investment agreement	—	2,365,000	—	5,250,000
Change in fair value of short-term investments	(21,656)	—	(28,210)	—
Change in fair value of warrant derivative liabilities	11,585,204	—	33,274,039	—

Total other income	11,647,909	2,371,399	33,469,860	3,609,914

Income (loss) before income tax benefit	8,048,936	527,442	24,388,307	(2,304,562)
Income tax benefit	—	—	—	—

Net income (loss)	8,048,936	527,442	24,388,307	(2,304,562)

Net loss attributable to noncontrolling interests of consolidated subsidiary	19,863	—	19,863	—

Net income (loss) attributable to common stockholders	$8,068,799	$527,442	$24,408,170	$(2,304,562)

Net loss per share attributable to common stockholders information:
Basic	$0.16	$0.02	$0.49	$(0.12)
Diluted	$0.16	$0.02	$0.49	$(0.12)

Weighted average shares outstanding:
Basic	51,809,435	26,613,109	49,404,794	19,861,694
Diluted	51,809,435	26,627,941	49,404,794	19,861,694

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 FILED WITH THE SEC)